EXCLUSIVE TECHNOLOGY LICENSE AGREEMENT
BETWEEN
PROTEOMTECH, INC.
AND
Guizhou Yibai Pharmaceutical Company, Ltd

THIS AGREEMENT ("Agreement") is made and effective as of the date of last signing ("Effective Date") by and between Guizhou Yibai Pharmaceutical Company, Ltd, having a principal place of business at 220-1 Baiyun Rd, Guiyang, Guizhou, China ("Licensee"), and ProteomTech, Inc. ("PTI"), having a principal place of business at 5980 Horton St, Ste 405, Emeryville, CA, 94608, USA.

RECITALS

1.	WHEREAS, the Georgetown University ("Georgetown") has developed the following technology "Novel Isoforms of Vascular Endothelial Cell Growth Inhibitor" ("VEGI") as disclosed in US patent applications number 20030170242 by inventor Dr. Luyuan Li. (Chinese patent application number 02826970.5; and

2.	WHEREAS, PTI has the worldwide exclusive license of Licensed Technology, as defined in Article 1 of this Agreement, and is willing to grant Transferee an exclusive sublicense within the Territory to use and market Licensed Technology and

3.	WHEREAS, Licensee desires to obtain certain rights in and to the Licensed Technology; and

4.	WHEREAS, Licensee has represented to PTI, to induce PTI to enter into this Agreement, that Licensee has the desire, expertise and knowledge to develop, produce, market and sell Licensed Products and/or to use Licensed Processes and that it shall commit itself to a thorough, vigorous and diligent program exploring the Licensed Technology such that public utilization of the Licensed Technology shall result.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, PTI and Licensee agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	"Licensed Field of Use" means the use of VEGI isoforms as therapeutic agents to treat cancers and other angiogenesis-dependent diseases.

1.2	"Know-how" means the data and information embodied in the Licensed Technology.

1.3	"Licensee Improvement" means any improvement, enhancement or modification to or of Licensed Products, Licensed Processes, Licensed Technology, Know-how or Licensed Patents made at any time by or on behalf of Licensee or any of its sublicensees.

1.4	"Licensed Patent" means patent and patent applications listed in the Chinese patent application number 02826970.5 and any successor application resulting therefrom, and any Chinese patents issuing therefrom.

1.5	"Licensed Process" means any and all processes embodying the Licensed Technology, Know-how and/or the Licensed Patents.

1.6	"Licensed Product" means any and all products embodying the Licensed Technology, Know-how and/or the Licensed Patents.

1.7	"Licensed Technology" means any technical data, know-how, material, research results and other information provided to Transferee by PTI relating to "Novel Isoforms of Vascular Endothelial Cell Growth Inhibitor" including, without limitation, any biochemical, preclinical, clinical, manufacturing, formulation, and scientific research information of a confidential nature whether patentable or unpatentable.

1.8	"Term" means the period beginning on the Effective Date and ending on the expiration of the last to expire of the Licensed Patents.

1.9	"Territory" means the People's Republic of China, Including Taiwan, Hong Kong, and Macao.

1.10	"Exclusive" means PTI has not granted and shall not grant further sublicense in the Licensed Field of Use within the Territory, so long as this Agreement is in effect.

ARTICLE 2 - TECHNOLOGY LICENSE

2.1	In consideration of the License Fee (as defined below) and Licensee's full and complete compliance with the terms and conditions of this Agreement, and subject to Georgetown's written approval, PTI hereby grants to Licensee an exclusive, sublicensable, nontransferable and nonassignable license within the Territory, in the Field, during the Term, to make, have made, lease, use, distribute, sell, market and otherwise dispose of Licensed Products and practice the Licensed Processes under the Licensed Technology, the Know-how and the Licensed Patents.

2.2	By way of clarification, Licensee shall have no right to do any of the foregoing outside of the Licensed Territory. In particular, Licensee shall have no right to import Licensed Products into the Territory nor to export Licensed Products from the Territory.

2.3	If Licensee grants sublicenses to third parties, each such sublicense: (a) shall be embodied in a written document, a copy of which shall be provided by Licensee to PTI at the time of its execution; (b) shall be expressly subject to this Agreement; and (c) shall expressly impose on the sublicensee terms and conditions that are at least as restrictive as those imposed on Licensee hereunder and that are at least as protective of PTI as those imposed on Licensee hereunder. Licensee hereby assumes responsibility for the performance of all obligations so imposed on its sublicensees by this Agreement and will itself pay and account to PTI for all payments due under this Agreement which may accrue by reason of the operations of each sublicensee, as if it were Licensee's own commercial activity.

2.4	Licensee will continue to have access, on a reasonable basis, to investigators within PTI to acquire additional Know-how regarding the Licensed Technology.

2.5	PTI reserves all rights not expressly granted to Licensee by this Agreement.

2.6	Without limiting the generality of Paragraph 2.5, PTI expressly reserves the right to conduct research and commercial activity with the Licensed Technology for its own benefit, and to issue other exclusive and nonexclusive licenses to the Licensed Technology outside the Territory.

2.7	Licensee hereby grants to PTI a perpetual, worldwide, royalty-free, fully-paid, irrevocable, transferable, assignable, sublicensable, unlimited right and license in and to (a) all Licensee Improvements developed at any time or from time to time and (b) all data (including research data, and results of clinical trials) obtained or developed at any time by or on behalf of Licensee or any of its sublicensees that relates in any way to Licensed Products, Licensed Processes, Licensed Technology, Know-how, Licensed Patents or Licensee Improvements. Licensee shall promptly disclose and provide to PTI (in electronic form) all such Licensee Improvements and all such data (including copies of laboratory notebooks) on an ongoing basis, and whenever requested by PTI. PTI will have access, on a reasonable basis, to investigators within Licensee to acquire additional know-how regarding the Licensee Improvements and all such data. Licensee agrees to execute and deliver such further documents, and perform such further acts, as PTI requests in order to evidence and secure PTI's rights under this Paragraph 2.7. Licensee also agrees immediately to report to PTI in detail any serious adverse event which is reported or alleged to occur as a result of use of Licensed Products or Licensed Processes, whether or not there is proof that the event was caused by such use.

2.8	Licensee agrees that it shall include on all Licensed Products, and in connection with all Licensed Processes, any and all patent notices and other intellectual property notices customarily included, or reasonably requested by PTI, in order to protect PTI's rights under the Licensed Patents.

ARTICLE 3 - DUE DILIGENCE

4.1	Licensee shall use its best efforts to bring Licensed Products or Licensed Processes to market through thorough, vigorous and diligent programs of research, development, testing and marketing of the Licensed Technology and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the Term.

4.2	In addition, Licensee shall adhere to the following milestones:

	3.21	Licensee shall deliver to PTI (prior to the first anniversary of the Effective Date) an updated business plan showing plans for each stage of development, the amount of money, number and kind of personnel and time budgeted for each phase of development of the Licensed Product or Licensed Process and shall provide similar plans to PTI on or before January 1 of each year.

	3.22	Licensee shall:

		(1)	Submit for regulatory approval covering Product or Process of the Licensed Technology in the Territory within three (3) years from the Effective Date of this Agreement;

		(2)	Market Licensed Products in the Territory within six (6) months of receiving regulatory approval to market such Licensed Product or Licensed Process;

		(3)	Reasonably fill the market demand for Licensed Products and Licensed Processes following commencement of marketing at any time during the

Term; and

(4) Obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products and Licensed Processes.

4.3	Licensee's failure to perform in accordance with any and all portions of Paragraphs 4.1 and 4.2 above shall be grounds for PTI to either terminate this agreement or change Licensee's exclusive license to a nonexclusive license, pursuant to Article 11.

ARTICLE 4 - PATENTS AND PATENT COSTS

4.1	Licensee agrees that, as between the parties, PTI retains all right, title and interest in and to the Licensed Technology, the Know-how and the Licensed Patents outside the Territory. Licensee agrees never to challenge (a) PTI's ownership of the Licensed Technology, the Know-how and the Licensed Patents and (b) the license to PTI set forth in Paragraph 2.7.

4.2	PTI shall file, prosecute, and maintain Licensed Patents in the Territory, at Licensee's expense. Licensee agrees to pay, or (at PTI's election) promptly to reimburse PTI for, PTI's legal costs incurred under this Paragraph 4.2.

4.3	Failure of Licensee to pay the amounts required under Paragraph 4.2 within thirty (30) days of the receipt of a written statement constitutes a material breach of this Agreement.

4.4	Nothing in this Agreement shall prevent PTI from seeking patents in countries outside the Territory. Such patent applications shall be filed, prosecuted and maintained at PTI's expense, and shall be free of any obligations to Licensee under this Agreement.

ARTICLE 5 - PUBLICATION RIGHTS

5.1	PTI reserves the right to present or to publish the results of its research on the Licensed Technology.

5.2	Licensee also has the right to present or to publish the results of its research on the Licensed Technology, provided, however, that Licensee shall first provide to PTI a copy of any abstract or manuscript that Licensee proposes to submit for publication or presentation (accompanied by electronic copies of all data and laboratory notebooks upon which the abstract or manuscript is based), at least thirty (30) days in advance of such submission. If PTI within thirty (30) days after PTI's receipt of the abstract or manuscript requests Licensee to defer presentation or publication thereof so that patent applications may be filed, Licensee shall not submit or otherwise disclose to any third party any of the information contained in the abstract or manuscript until such time as a patent application has been filed or the expiration of ninety (90) days from the date of disclosure to PTI, whichever occurs first.

ARTICLE 6 - CONSIDERATION

6.1	Upon execution of this Agreement, Licensee shall pay to PTI a one-time technology license fee ("License Fee") of Five Hundred Thousand Dollars ($500,000), payable in U.S. dollars at PTI's offices net of any bank fees, currency conversion charges or the like. Failure of Licensee to perform under this Paragraph 6.1 will be grounds for termination by PTI pursuant to Article 11.

ARTICLE 7 - INFRINGEMENT

7.1	Each party shall promptly report in writing to the other party during the Term any infringement or suspected infringement of any patent, or unauthorized use or misappropriation of the Licensed Technology or Know-how by a third party within the Territory of which it becomes aware, and shall provide the other party with all available evidence supporting such infringement, suspected infringement, or unauthorized use or misappropriation.

7.2	Except as provided in Paragraph 7.3, Licensee shall have the right to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patents or of using without proper authorization all or any portion of the Licensed Technology or Know-how within the Territory. Licensee shall give PTI sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide PTI with an opportunity to make suggestions and comments regarding such action. Licensee shall keep PTI promptly informed of the status of any such action. Licensee shall have the sole and exclusive right to select counsel for and shall pay all expenses of such action. PTI shall offer reasonable assistance to Licensee at no charge to Licensee except for reimbursement by Licensee of PTI's reasonable out-of-pocket expenses. Any damages, profits, or awards of whatever nature recovered from such action shall, after deduction of Licensee's actual out-of-pocket legal expenses and court costs incurred in such action, shall be split equally between Licensee and PTI.

7.3	In the event that Licensee does not within six (6) months (a) secure cessation of the infringement, or (b) file and serve suit against the infringer, or (c) provide PTI with evidence of the pendency of a bona fide negotiation for the acceptance by the infringer of a sublicense under this Agreement, PTI shall thereafter have the right, but not the obligation, to convert Licensee's exclusive license hereunder to a non-exclusive license and/or to take action against the infringer at PTI's own expense, at PTI's election. Licensee shall offer reasonable assistance to PTI in connection with such action at no charge to PTI except for reimbursement by PTI of Licensee's reasonable out-of-pocket expenses. Any damages, profits, or awards of whatever nature recovered from such action shall belong solely to PTI.

ARTICLE 8 - WARRANTY DISCLAIMER; LIMITATION OF LIABILITY

8.1	Nothing in this Agreement shall be construed as:

	(a)	A warranty or representation by PTI as to the validity or scope of any Licensed Patent;

	(b)	A warranty or representation that any Licensed Product, Licensed Process, Licensed Technology, Know-how, or Licensee Improvement, or anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets, or other intellectual property of third parties;

	(c)	An obligation of PTI to bring or prosecute actions or suits against third parties for infringement;

	(d)	Conferring rights on Licensee to use in advertising, publicity or otherwise any trademark of, or the name of, PTI or PROTEOMTECH, INC., Georgetown University; or

	(e)	Granting by implication, estoppel or otherwise any license or transfer under patents of PTI other than Licensed Patents, regardless of whether such other patents are dominant of or subordinate to any Licensed Patent.

8.2	THE LICENSED TECHNOLOGY, THE KNOW-HOW AND THE LICENSED PATENTS ARE PROVIDED ON AN AS-IS, WHERE-IS, AS-AVAILABLE BASIS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PTI DISCLAIMS ALL REPRESENTATIONS AND ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NONINFRINGEMENT. THE PARTIES DISCLAIM ANY APPLICABILITY OF THE UNIFORM COMMERCIAL CODE OR UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. PTI ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

8.3	TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL PTI BE LIABLE TO LICENSEE, ANY SUBLICENSEE, OR ANY

OTHER PERSON FOR ANY CLAIM ARISING FROM, BASED UPON OR SEEKING: (A) ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR OTHER INDIRECT DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFIT, BUSINESS INTERRUPTION, LOSS OF BUSINESS OR PERSONAL INFORMATION OR ANY OTHER PECUNIARY LOSS, ARISING OUT OF THE USE OR INABILITY TO USE THE LICENSED TECHNOLOGY, KNOW-HOW, LICENSED PATENTS, LICENSED PRODUCTS, LICENSED PROCESSES, OR LICENSEE IMPROVEMENTS, EVEN IF PTI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, UNLESS SUCH DAMAGE HAS BEEN CAUSED BY PTI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (B) ANY LOST PROFIT OR LOST REVENUE, INTERRUPTIONS, LOSS OF USE, LOSS OR DELETION OF DATA, COSTS OF RECREATING LOST DATA.

8.4	PTI'S ENTIRE LIABILITY HEREUNDER, EXCEPT FOR LIABILITY RESULTING FROM PTI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IS EXPRESSLY LIMITED TO THE FEES PAID UNDER THIS AGREEMENT BY LICENSEE TO PTI. LICENSEE AGREES AND ACKNOWLEDGES THAT THE LICENSE FEE HAS BEEN SET IN RELIANCE UPON SUCH LIMITATION OF LIABILITY.

8.5	THE PROVISIONS OF THIS ARTICLE 8 APPLY WITH RESPECT TO ALL CLAIMS, WHETHER ARISING BY REASON OF, OR ASSERTED ON THE BASIS OF, CONTRACT, TORT (INCLUDING NEGLIGENCE AND DEFAMATION) OR OTHERWISE.

ARTICLE 9 - CONFIDENTIALITY

9.1	As used herein, "Confidential Information" shall mean proprietary information, trade secrets, know-how, samples, drawings or data, technical or non-technical, related to research that originates with either party and is disclosed or provided to the other. The recipient may use the provider's Confidential Information for purposes of this Agreement, but agrees neither to use such Confidential Information for any other purpose nor to disclose or provide such Confidential Information to any third party at any time during the Term or for a period of five (5) years thereafter, except as permitted under Paragraphs 2.6Error! Reference source not found. and 5.2 or as follows: )

(a) To the extent that such Confidential Information was known to the recipient from sources other than the provider prior to its disclosure hereunder, and this is demonstrably documented in written records made by recipient prior to such disclosure; or

(b) To the extent that such Confidential Information in fact is public knowledge prior to or after its disclosure, other than through acts or omissions attributable to the recipient; or

(c) To the extent that such Confidential Information was disclosed or provided to the recipient by a third party who did not derive such information from the provider; or

(d) To the extent that disclosure is required by law or regulation, with prior notice to be provided to the disclosing party to allow it to limit disclosure or seek confidential status; or

(e) To the extent that such Confidential Information has been developed independently by the recipient, without reference to any Confidential Information of the provider, which development may be proven by competent evidence.

9.2	Each recipient specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable United States laws and/or regulations.

9.3	Each recipient will retain control of Confidential Information received hereunder from the other party, treating such Confidential Information with the same care as would be afforded its own Confidential Information, and will not provide such Confidential Information to parties who are not bound by obligations of confidentiality consistent with this Agreement.

9.4	The existence of, and terms and conditions of, this Agreement are the Confidential Information of PTI.

ARTICLE 10 - NOTICES

10.1	Any notice required or permitted under this Agreement shall be made in writing and any such notice and any payment required or permitted under this Agreement shall be delivered by and deemed received as follows (i) personal delivery, when delivered personally; (ii) air courier service (including FedEx and UPS Air), upon written verification of delivery; or (iii) by facsimile transmission (except as to payments) when confirmed by facsimile transmission report (or the next business day, if transmitted after 5:00 p.m. recipient's time or on a non-business day). Payments may also be transmitted by wire with the written consent of and as directed by the receiving party, and shall be deemed received when actually received by the recipient institution.

10.2	Communications to Licensee concerning this Agreement shall be addressed to:

Guizhou Yibai Pharmaceutical Company, Ltd
220-1 Baiyun Rd
Guiyang, Guizhou, China

10.3	Communications to PTI concerning this Agreement shall be addressed to:

Vice President
ProteomTech, Inc.
5980 Horton St. Suite 405
Emeryville, CA 94608
Attn: Sean Wu

With a courtesy copy to:
Troy & Gould
1801 Century Park East, 16th Fl.
Los Angeles, CA 90067
Attn: David Ficksman, Esq.

10.4	Either party may change its notice address by giving notice to the other party as set forth in this Article 10.

ARTICLE 11 - TERMINATION

11.1	In the event that Licensee shall be in default of any of its obligations hereunder, PTI may at its sole option: (a) terminate this Agreement or (b) convert the exclusive license hereunder to a non-exclusive license. The choice of (a) or (b) shall be in PTI's sole discretion. This option (a) or (b) of PTI shall be exercised by written notice to Licensee specifying the nature of the default including the amount of royalties then due, if any, and shall be effective thirty (30) days following receipt of said notice by Licensee unless Licensee cures said default prior to the expiration of said period of thirty (30) days.

11.2	Termination of this Agreement or conversion to a non-exclusive license as provided under Paragraph 11.1 shall terminate all sublicenses which may have been granted by Licensee, provided that any sublicensee may elect to obtain a license by advising PTI in writing, within sixty (60) days after the sublicensee's receipt of written notice of such termination or conversion, of its election, and of its agreement to assume with respect to PTI all the obligations (including obligations for payment) contained in its sublicense agreement with Licensee. Any sublicense granted by Licensee shall contain a provision corresponding to this Paragraph 11.2.

11.3	Upon termination of this Agreement or conversion to a non-exclusive license as provided under Paragraph 11.1 or 11.2, Licensee shall not be relieved of any obligations incurred prior to such termination or conversion.

11.4	The following provisions shall survive any termination or expiration of this Agreement: Paragraphs 2.2, 2.5-2.7, 4.1, 4.4, 5.1, and 7.3, and Articles 8, 9, 10, 11, and 12 (except Paragraph 12.7).

11.5	For the purposes of this Article 11, events of default by Licensee include the following: Licensee's breach of this Agreement; Licensee's insolvency, bankruptcy, or inability to pay its debts when due; Licensee's making of an assignment for the benefit of creditors; the appointment of a receiver, trustee, assignee, liquidator or other similar official for Licensee; or Licensee's cessation to do business in the ordinary course.

ARTICLE 12 - MISCELLANEOUS

12.1	Licensee agrees to defend PTI and/or Georgetown at Licensee's cost and expense, and will indemnify and hold harmless PTI and/or Georgetown, from and against any and all claims, losses, costs, damages, fees or expenses (including attorneys fees) ("Claims") arising out of or in connection with the manufacture, use, commercialization, marketing or sale by Licensee and its sublicensees of any Licensed Product and/or Licensed Process hereunder, or the use by Licensee or its sublicensees of Licensed Technology, Know-how, Licensed Patents or Licensee Improvements, or out of any sale or other disposition by Licensee or its sublicensees of Licensed Products or Licensed Processes. PTI may also, at its own expense, be represented by its own legal counsel in connection with any Claims. Licensee will not settle any Claims without PTI's prior written consent.

12.2	Licensee may not assign this Agreement nor any of Licensee's rights or obligations hereunder without PTI's prior written consent.

12.3	This Agreement shall be construed under and interpreted under the substantive law of the State of California, USA without reference to choice of law or conflict of law principles. This Agreement is deemed accepted, executed and performed in Alameda County, California. PTI and Licensee submit to the exclusive jurisdiction of the state and federal courts located in Alameda County, California, USA for the resolution of any dispute arising out of or under or related to this Agreement. The parties waive any objection based on personal jurisdiction, venue and forum non conveniens or similar doctrine.

In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, terrorism, lockout, failure of public utilities, government regulation or the like, such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

12.4	The waiver by either party of a breach or default of any provisions of this Agreement by the other party must be in written form and signed by both parties, and shall not be construed as a waiver of any other breach of the same or any other provision.

12.5	This Agreement may not be modified except in a writing signed by an authorized representative of each party.

12.6	This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. There are no agreements, representations or warranties between the parties or with respect to the subject matter hereof except those set forth in this Agreement.

12.7	As of the Effective Date and throughout the Term, each party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation, organization or chartering; (b) it has the corporate authority to enter into this Agreement, (c) execution of this Agreement by its officer whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and (d) upon execution by all parties this Agreement shall be a valid and binding agreement of the party enforceable against the party according to its terms.

12.8	Each party has had the opportunity to consult independent legal counsel regarding this Agreement, and the language of this Agreement is the language chosen by the parties to express their mutual intent. Accordingly, any rule of law, including Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Except as otherwise expressly provided herein or unless the context otherwise requires, "including" means "including, without limitation"; the words "herein," "hereof" and "hereunder" and similar words refer to this Agreement as a whole and not to any particular subdivision; any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; and the word "or" is inclusive, not exclusive. All article titles, paragraph titles or captions in this Agreement are for convenience only. Each party acknowledges that it has read and understood this Agreement and its legal effect. Nothing in this Agreement shall be construed to require the performance by either party of any act contrary to law. If any term, sentence, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall, to the fullest extent possible, be construed so as to give effect to the intent manifested by the term, sentence, provision, covenant or restriction held invalid, illegal or unenforceable.

12.9	This Agreement does not create any partnership, joint venture or agency relationship between the parties.

12.10	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

12.11	It is understood and agreed that Georgetown is a third party beneficiary of this Agreement.

12.12	This Agreement may be executed by facsimile and/or in one or more counterparts, each of which shall constitute an original document and all of which together shall constitute one original instrument.

12.13	The agreement is written in both Chinese and English. If there are any conflict and contradiction between the two versions, Chinese version subjects to English version。

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the dates indicated below.

PROTEOMTECH, INC.	GUIZHOU YIBAI PHARMACEUTICAL COMPANY, LTD.

By: /s/ Jun Bao	By: /s/ Xiangwu Ye
----------------------------------	----------------------------------
Jun Bao, President	General Manager

Date: May 7, 2005	Date: March 7, 2005